                                   EXHIBIT 99

                        UNITED COMMUNITY FINANCIAL CORP.
                             275 Federal Plaza West
                           Youngstown, Ohio 44503-1203

                              FOR IMMEDIATE RELEASE

                                                                Patrick A. Kelly
                                                         Chief Financial Officer
                                                       (330) 742-0500, Ext. 2592


                   UNITED COMMUNITY FINANCIAL CORP. ANNOUNCES
                        EARNINGS FOR SECOND QUARTER 2003

YOUNGSTOWN, Ohio (July 16, 2003) - United Community Financial Corp. (Nasdaq:
UCFC), holding company of The Home Savings and Loan Co. and Butler Wick Corp., today reported net income of $7.0 million, or $0.22 per diluted share, for the quarter ended June 30, 2003 compared to $6.0 million, or $0.19 per diluted share, for the second quarter of 2002. For the six months ended June 30, 2003, net income was $12.0 million, or $0.38 per diluted share, compared with $10.3 million, or $0.32 per diluted share, for the six months ended June 30, 2002.

"United Community has had a strong first half of 2003, increasing earnings per share 19% over last year," said Douglas M. McKay, Chairman and Chief Executive Officer of United Community. "We are particularly pleased with the fact that we have been able to maintain a strong net interest margin and an improved efficiency ratio throughout this same time period."

Second Quarter Results
Net income increased $1.0 million for the three months ended June 30, 2003, compared to the same period in 2002. Net interest income decreased by $605,000, while the provision for loan losses increased by $1.8 million. Noninterest income increased $4.7 million, which can mainly be attributed to an increase of $3.8 million in gains recognized from the sale of loans. The increase in noninterest income was partially offset by increased noninterest expense.

The decrease in net interest income is a result of decreases in interest rates on loans and securities, which was primarily offset by a lowering of interest rates on deposits. Additionally, effecting the decrease in net interest income was the level of refinancing activity during the quarter, which has caused a decline in average outstanding loans. As a result of this activity, the net interest margin declined 8 basis points to 3.84% for the three months ended June 30, 2003.

During the second quarter of 2003, United Community sold newly originated loans and fixed rate loans from the portfolio to help manage interest rate risk. These sales resulted in gains of approximately $2.2 million and $4.2 million, respectively. In comparison, during the three months ended June 30, 2002, United Community sold newly originated loans that resulted in $673,000 in gains and loans out of the portfolio that resulted in $2.2 million in gains. Increases in gains on securities of $750,000, which are largely related to the market valuation of the trading securities portfolio, and $237,000 in commission income also contributed to the increase in noninterest income. These increases were partially offset by a $379,000 decline in service fees and other charges, which is principally a result of an impairment charge on mortgage servicing rights.

Noninterest expense increased $1.4 million in the second quarter of 2003 compared to the same period in 2002 primarily as a result of a $2.0 million increase in salaries and employee benefits and a $309,000 increase in equipment and data processing. The increase in salaries and employee benefits is primarily due to a $977,000 charge for post retirement benefits as a result of increased heath care costs and an $806,000 increase in the market valuation of the Butler Wick retention plan. These increases were partially offset by decreases of $712,000 in other noninterest expense and $261,000 in the amortization of the core deposit intangible related to the acquisitions of Potters Financial Corporation (Potters) and Industrial Bancorp. The decline in other expense is primarily due to decreases in advertising costs, franchise taxes and telephone expense.

YEAR TO DATE RESULTS
Net interest income for the six months ended June 30, 2003 increased $1.7 million and noninterest income increased $4.7 million over the same period in the previous year. These increases were partially offset by a $2.8 million increase in noninterest expense and a $1.2 million increase in the provision for loan loss reserves.

The increase in net interest income for the six months of fiscal 2003 compared to 2002 is primarily due to a decrease of $6.9 million in interest expense on deposits, which is mostly related to a decrease in interest rates and a decrease in certificates of deposit. This decrease was partially offset by a $4.7 million decline in interest earned on loans, as a result of a decrease in the average balance of loans and a decrease in interest rates, and decreases in interest earned on securities and other interest-earning assets.

Noninterest income increased for the six months ended June 30, 2003 compared to the same period in 2002 as a result of increases of $5.0 million in gains on the sale of loans and $493,000 in net gains on securities. These increases were partially offset by decreases of $481,000 in service fees and other charges, which is primarily a result of an impairment charge on mortgage servicing rights, and $552,000 in other income. The decrease in other income was predominately due to the acquisition of stock through the demutualization of Anthem in 2002, which Home Savings received as a result of Anthem being the health care provider for its employees.

Noninterest expense increased $2.8 million primarily as a result of a $3.2 million increase in salaries and employee benefits and $834,000 in equipment and data processing. The increase in salaries and employee benefits is primarily related to a $1.8 million charge for post retirement benefits as a result of increased health care costs, increased salaries from the acquisition of Potters that occurred in the second quarter of 2002 and an increase in the valuation of the Butler Wick retention plan. These increases were partially offset by decreases of $510,000 in the amortization of core deposit intangibles,



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related to the acquisitions of Industrial Bancorp and Potters, and $919,000 in
other expense. The decline in other expense is predominately due to charges recognized in the first quarter of 2002 as a result of the early extinguishments of debt that did not reoccur in 2003. During 2002, United Community determined that it was advantageous to extinguish debt early and incur associated fees due to economic conditions and cash inflows from sales of loans.

FINANCIAL CONDITION
United Community's return on average assets and return on average equity were 1.20% and 8.74%, respectively, for the six months ended June 30, 2003. The returns on average assets and average equity were 1.00% and 7.71%, respectively, for the six months ended June 30, 2002.

Total assets decreased by $10.6 million, or 0.54%, to $2.0 billion at June 30, 2003 compared with December 31, 2002. Securities increased $45.6 million, bank owned life insurance increased $20.0 million, other assets increased $1.3 million and deposits declined $55.2 million. These changes were funded by decreases of $48.3 million in cash and cash equivalents, $17.3 million in loans and $11.2 million in loans held for sale and an increase of $35.2 million in other borrowed funds.

Net loans decreased $17.3 million, or 1.2%, from December 31, 2002 to June 30, 2003. Home Savings had a decrease of $160.1 million in real estate loans mainly as a result of the sale of approximately $90.4 million of fixed rate loans from the portfolio to help manage interest rate risk and continued refinancing activity in the portfolio as a result of the current interest rate environment. This decrease was partially offset by increases of $78.1 million in construction loans, $20.8 million in consumer loans and $2.4 million in commercial loans. With this change in the composition of the loan portfolio from real estate loans to other portfolios, an increase of $968,000 in nonperforming loans and current economic conditions, the allowance for loan losses increased $1.2 million, or 7.81%, to $16.3 million at June 30, 2003 compared to $15.1 million at December 31, 2002. The allowance for loan losses is monitored closely and may be increased or decreased depending on current data. The allowance for loan losses as a percentage of total loans increased to 1.10% at June 30, 2003 compared to 1.01% at December 31, 2002.

During the second quarter of 2003, Home Savings invested $20.0 million in bank owned life insurance, which represents insurance on the lives of certain employees where Home Savings is the beneficiary. The purpose of this investment is to partially cover the cost of Home Savings' existing benefit plans. Bank owned life insurance provides a long-term asset to offset long-term benefit liabilities, while generating competitive investment yields. Increases in the Home Savings' policy cash value are tax deferred and death benefit proceeds received by Home Savings are tax-free.

Deposits decreased $55.2 million, or 3.72%, from December 31, 2002 to June 30, 2003. Decreases in Home Savings' deposits are mainly due to a $78.3 million decrease in certificates of deposit, which was partially offset by a $16.0 million increase in savings accounts and $7.1 million increase in checking accounts.

Other borrowed funds increased $35.2 million, or 16.76%, from December 31, 2002 to June 30, 2003. The increase consisted of an increase in long term advances from the Federal Home Loan Bank (FHLB) of $22.4 million, short term FHLB advances of $9.4 million and other short term borrowing as a result of bond positions entered into by Butler Wick.

Total shareholders' equity increased $1.5 million from December 31, 2002 to June 30, 2003. The increase was largely due to income for the year partially offset by treasury stock purchases and quarterly dividend payments. Tangible book value and book value as of June 30, 2003 were $6.92 and $8.02 per share, respectively.

Home Savings and Butler Wick are wholly owned subsidiaries of United Community Financial Corp. Home Savings operates 34 full service banking offices and 5 loan production offices located throughout Northern Ohio and Western Pennsylvania. Butler Wick has 12 office locations providing full service retail brokerage; capital markets and trust services throughout Northern Ohio and Western Pennsylvania. Additional information on United Community, Home Savings and Butler Wick may be found on United Community's web site: www.ucfconline.com.

###

     When used in this Form 8-K or in United Community's press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in United Community's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in Home Savings' market area, demand for investments in Butler Wick's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. United Community cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. United Community advises readers that the factors listed above could affect United Community's financial performance and could cause United Community's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     United Community does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


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                        UNITED COMMUNITY FINANCIAL CORP.

                                                                                           As of                    As of
                                                                                       June 30, 2003          December 31, 2002
                                                                                       -------------          -----------------
                                                                                        (In thousands, except per share data)
SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

ASSETS
     Cash and cash equivalents                                                             $    62,679               $   110,936
     Securities                                                                                287,879                   242,328
     Federal Home Loan Bank stock                                                               21,488                    21,069
     Loans held for sale                                                                        34,640                    45,825
     Loans                                                                                   1,477,188                 1,493,312
     Allowance for loan losses                                                                 (16,278)                  (15,099)
     Real estate owned                                                                             519                       994
     Goodwill                                                                                   33,593                    33,593
     Core deposit intangible                                                                     4,372                     5,101
     Bank Owned Life Insurance                                                                  20,011                         -
     Other assets                                                                               53,393                    52,072
                                                                                          -------------             -------------
             Total assets                                                                  $ 1,979,484               $ 1,990,131
                                                                                          =============             =============

LIABILITIES
     Deposits                                                                              $ 1,426,744               $ 1,481,901
     Other borrowed funds                                                                      245,228                   210,024
     Other liabilities                                                                          31,441                    23,637
                                                                                          -------------             -------------
             Total liabilities                                                               1,703,413                 1,715,562

SHAREHOLDERS' EQUITY
         Preferred stock-no par value; 1,000,000 shares authorized and unissued
             at June 30, 2003                                                                        -                         -
         Common stock-no par value; 499,000,000 shares authorized; 37,802,081
             and 37,803,269 issued, respectively                                               138,607                   138,207
         Retained earnings                                                                     179,296                   172,080
         Other comprehensive income                                                              1,898                     2,363
         Unearned compensation                                                                 (17,949)                  (19,724)
         Treasury stock, at cost; 3,373,697 and 2,558,214 shares, respectively                 (25,781)                  (18,357)
                                                                                          -------------             -------------
             Total shareholders' equity                                                        276,071                   274,569
                                                                                          -------------             -------------
             Total liabilities and shareholders' equity                                    $ 1,979,484               $ 1,990,131
                                                                                          =============             =============

     Book value per share                                                                  $      8.02               $      7.79
     Tangible book value per share                                                         $      6.92               $      6.69





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
                                                           Three Months Ended                            Six Months Ended
                                                               June 30,                                      June 30,
                                                        2003              2002                        2003             2002
                                                    -------------      ------------               -------------    -------------
                                                    (In thousands, except per
                                                            share data)

SELECTED EARNINGS DATA (UNAUDITED):

     Interest income                                    $ 28,304          $ 32,458                    $ 58,047         $ 63,584
     Interest expense                                     10,177            13,726                      21,408           28,619
                                                      -----------       -----------                 -----------      -----------
     Net interest income                                  18,127            18,732                      36,639           34,965

     Provision for loan losses                             1,702               532                       2,398            1,228
     Noninterest income:
         Commissions                                       3,914             3,677                       7,089            7,059
         Service fees and other charges                    1,632             2,011                       3,432            3,913
         Underwriting and investment banking                 188               138                         305              171
         Net gains (losses)
            Loans sold                                     6,430             2,673                       8,440            3,449
            Securities                                       456              (294)                        804              311
            Other                                             15              (165)                        (44)            (165)
         Other income                                        534               471                       1,116            1,668
                                                      -----------       -----------                 -----------      -----------
            Total noninterest income                      13,169             8,511                      21,142           16,406

     Noninterest expense:
         Salaries and employee benefits                   11,938             9,947                      22,840           19,670
         Occupancy                                           916               878                       1,745            1,550
         Equipment and data processing                     2,474             2,165                       4,818            3,984
         Amortization of core deposit intangible             340               601                         729            1,239
         Other noninterest expense                         3,061             3,773                       6,754            7,673
                                                      -----------       -----------                 -----------      -----------
            Total noninterest expense                     18,729            17,364                      36,886           34,116

     Income before taxes                                  10,865             9,347                      18,497           16,027
     Income taxes                                          3,837             3,350                       6,490            5,775
                                                      -----------       -----------                 -----------      -----------
     Net income                                         $  7,028          $  5,997                    $ 12,007         $ 10,252
                                                      ===========       ===========                 ===========      ===========


     Basic earnings per share                           $   0.22          $   0.19                    $   0.38         $   0.32
     Diluted earnings per share                         $   0.22          $   0.19                    $   0.38         $   0.32
     Dividends paid per share                           $  0.075          $  0.075                    $  0.150         $  0.150





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
                                                                    Three Months Ended   Three Months Ended    Three Months Ended
                                                                        June 30,              March 31,          December 31,
                                                                          2003                  2003                 2002
                                                                   ------------------- --------------------- --------------------
                                                                   (In thousands)

AVERAGE DAILY BALANCE OF SELECTED FINANCIAL CONDITION DATA (UNAUDITED):

     Net loans (including allowance for loan losses                       $ 1,494,086           $ 1,459,191          $ 1,500,940
         of $16,278, $15,584 and $15,099, respectively)
     Loans held for sale                                                       40,496                41,142               36,218
     Securities                                                               306,260               294,982              246,754
     Margin accounts                                                           14,255                14,382               15,683
     Other interest-earning assets                                             31,562                79,498               94,420
     Total interest-earning assets                                          1,886,659             1,889,195            1,894,015
     Total assets                                                           1,991,983             1,997,894            2,002,717
     Certificates of deposit                                                  756,609               805,590              824,516
     Interest-bearing checking, demand and savings accounts                   659,000               644,270              599,144
     Other-interest bearing liabilities                                       235,362               210,250              215,389
     Total interest-bearing liabilities                                     1,650,971             1,660,110            1,639,049
     Noninterest-bearing deposits                                              59,130                59,105               55,562
     Total noninterest-bearing liabilities                                     66,165                63,073               89,736
     Total liabilities                                                      1,717,136             1,723,183            1,728,785
     Shareholders' equity                                                     274,847               274,711              273,932
     Common shares outstanding for basic EPS calculation                       31,253                31,669               31,892
     Common shares outstanding for diluted EPS calculation                     31,839                32,011               32,376


SUPPLEMENTAL LOAN DATA:

     Loans originated                                                     $   455,674           $   267,489          $   260,383
     Loans purchased                                                           68,818                37,726                1,000
     Loans sold                                                               213,633               113,649              108,034
     Loan chargeoffs                                                            1,172                   246                1,394
     Recoveries on loans                                                           15                    35                   28




                                                                         As of                 As of                As of
                                                                       June 30,              March 31,          December 31,
                                                                         2003                  2003                 2002
                                                                   ------------------- --------------------- --------------------
                                                                                (In thousands, except employee data)
SUPPLEMENTAL DATA:

     Nonaccrual loans                                                    $     15,625          $     14,732          $    14,196
     Restructured loans                                                         1,952                 1,877                1,271
     Other real estate owned                                                      519                 1,236                  994
     Total nonperforming assets                                                18,096                17,845               16,461
     Loans serviced for others                                                577,716               436,782              386,218
     Number of full time equivalent employees                                     776                   769                  774
     Securities trading                                                        13,170                19,939                5,060
     Securities available for sale                                            274,709               290,101              237,268
     Federal Home Loan Bank stock                                              21,488                21,276               21,069


REGULATORY CAPITAL DATA:

     Regulatory tangible capital                                         $    165,509          $    157,192         $    150,821
     Tangible capital ratio                                                      8.78                  8.23                 8.05
     Regulatory core capital                                                  165,509               157,192              150,821
     Core capital ratio                                                          8.78                  8.23                 8.05
     Regulatory total capital                                                 180,353               170,513              163,419
     Total risk adjusted assets                                             1,483,047             1,351,232            1,295,667
     Total risk adjusted ratio                                                  12.16                 12.62                12.61
